Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Current Report on Form 8-K dated January 29, 2015, of Williams Partners L.P. (formerly Access Midstream Partners, L.P.) and in the Registration Statements on Form S-3 (No. 333-185398 and 333-189963) and Form S-8 (No. 333-169338) of our report dated May 19, 2014, with respect to the consolidated financial statements of Williams Partners L.P. included in its Current Report on Form 8-K dated May 19, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 3, 2015